EXHIBIT 99.1

Filed by Orrstown Financial Services, Inc.
Commission File No.: 033-18888

FOR IMMEDIATE RELEASE:

Contact:

Kenneth R. Shoemaker

President and CEO

Phone 717.530.2600

77 East King Street | Shippensburg PA

Orrstown Financial Services Announces Listing on NASDAQ Capital Market

Shippensburg, PA (April 24, 2009) The Board of Directors of Orrstown Financial Services, Inc. (parent company of Orrstown Bank) announced today that the common stock of Orrstown Financial Services, Inc. will be listed on the NASDAQ Capital Market under the symbol “ORRF”. Trading on the NASDAQ will be effective Tuesday April 28, 2009. Previously, Orrstown stock was quoted on the Over the Counter Bulletin Board.

“We believe in the strength and future of this company and felt the time was right to make our stock more widely available to investors,” commented Kenneth R. Shoemaker, President & CEO. “Even during these unsettled economic times, our company has continued to deliver results that are among the best in our peer group of financial institutions with assets between $1 billion and $5 billion. We believe the combination of our strong balance sheet and a business model based on high levels of personal service and local decision making will provide a competitive advantage for our company in the months and years ahead. We expect that listing on the NASDAQ Capital Market will provide more exposure for our stock and increase liquidity for our shareholders.”

Orrstown Financial Services, Inc. received approval for listing on NASDAQ on January 26, 2009 but decided to postpone the effective date until market conditions improved. The Board of Directors and Executive Management of the Company believe the financial sector is gaining momentum and that listing the Company stock is now more advantageous.

With over $1 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASDAQ Over-the-Counter Bulletin Board under the symbol ORRF.

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

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